SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 January 8, 1998

                        OCEAN OPTIQUE DISTRIBUTORS, INC.
             (Exact name of registrant as specified in its charter)

     FLORIDA                    0-19670                          65-0052592
 State or other               (Commission                      (IRS Employer
 jurisdiction of              File Number)                   Identification No.)
 incorporation)

       2 N.E. 40TH STREET, MIAMI, FLORIDA                         33137
   (Address of principal executive offices)                     (Zip Code)

        Registrant's telephone number, including area code (305) 573-0222



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Item 1.  CHANGES IN CONTROL OF REGISTRANT.

         On January 8, 1998, Ocean Optique Distributors, Inc. ("Ocean") entered into an agreement (the "Consulting Agreement") with XR Co., a privately held Miami-based investment company, of which Robert L. Koeppel is the sole beneficial shareholder and whereby XR Co. acquired 2,846,154 shares of a new series of Ocean's cumulative convertible preferred stock, 400,000 shares of common stock, and an option to purchase additional shares of common stock in exchange for certain services to be rendered, including increasing Ocean's net tangible assets by no less than $1.0 million before July 1, 1998, and providing other management and strategic services.

         Through this acquisition of preferred stock, XR Co. acquired approximately 51% of the outstanding shares of Ocean's voting stock. The preferred stock is subject to redemption in whole or in part by the Issuer, however, if by July 1, 1998, Ocean's net tangible assets have not been increased by $1.0 million. The preferred stock pays cumulative dividends at the annual rate of 2.5% beginning on July 1, 1998, has a liquidation preference of $0.35 per share after July 1, 1998, and is subordinate to Ocean's previously issued series of preferred stock. The shares of preferred stock may be converted by XR Co. into shares of Ocean's common stock at the rate of 6.5 shares of common stock for each $0.35 of liquidation value plus accumulated but unpaid dividends for each share converted.

         XR Co. will, under the terms of the Consulting Agreement, provide to Ocean various management and business services, including implementing strategies to improve the financial condition of Ocean, implementing new products and expanding the markets for Ocean's products, streamlining Ocean's operations and reducing its expenses, and assisting management in negotiating agreements with Ocean's vendors and licensors. In connection with the performance of such services, Ocean agreed to pay to XR Co. an aggregate of 400,000 shares of common stock, payable in 12 monthly installments upon adoption of an amendment to Ocean's articles of incorporation to increase the number of authorized shares of common stock.

         In addition, if Ocean's net tangible assets are increased by at least $1.0 million prior to the occurrence of certain events as set forth in the Consulting Agreement, Ocean has agreed to grant to XR Co. an option to purchase that number of shares of common stock equal to one percent of the outstanding common stock of Ocean on a fully diluted basis. The option will be exercisable when authorized shares of commmon stock are available at an exercise price per share equal to the closing price of Ocean's common stock on the date such increase in Ocean's net tangible assets is completed.

         The terms of the Consulting Agreement were arrived at by arms' length negotiation between the parties.


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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (c)      Exhibits.

                  1 - -    Consulting Agreement.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     OCEAN OPTIQUE DISTRIBUTORS, INC.

                                     By: /S/ KENNETH GORDON
                                         ----------------------------
                                         Kenneth Gordon,
                                           Chief Financial Officer

Dated:  January 29, 1998


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                                 EXHIBIT INDEX

EXHIBIT   DESCRIPTION
-------   -----------
  1 - -   Consulting Agreement.